Exhibit 3

SHARE PURCHASE AGREEMENT

by and among

IMPERIAL PETROLEUM INC.

and

FLAWLESS MANAGEMENT INC.

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT, dated February 17, 2023 (this “Agreement”), is by and between IMPERIAL PETROLEUM INC., a Marshall Islands corporation (the “Company”), and FLAWLESS MANAGEMENT INC. (the “Purchaser”).

WHEREAS, the Company has entered into (1) a memorandum of agreement, dated the date hereof, with Haven Exotic Trading Inc., a Marshall Islands corporation, regarding the proposed sale to the Company of the 2013-built Eco Wildfire, for $17,000,000 and (2) a memorandum of agreement, dated the date hereof (the “MoA”), with an affiliate of the Purchaser, Compagnie D’Investissements Inc., a Marshall Islands corporation, regarding the proposed sale by such affiliate of the Purchaser to Blue Oddysey International Inc., a Marshall Islands corporation and wholly-owned subsidiary of the Company the “Subsidiary”), of the 2012-built Glorieuse (the “Vessel”) for an aggregate purchase price of $18,500,000, comprised of $8,500,000 in cash and 13,875 shares (the “Purchased Shares”) of Series C Cumulative Convertible Perpetual Preferred Stock of the Company with the rights, preferences, privileges and limitations set forth in the Statement of Designation of Series C Cumulative Convertible Perpetual Preferred Stock, the form of which is annexed hereto as Annex A (the “Series C Preferred Stock”), valued at $10,000,000.

WHEREAS, the Company desires to sell to the Purchaser, and the Purchaser desires to purchase from the Company, such Series C Preferred Stock in accordance with the provisions of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning specified in the introductory paragraph, as amended, supplemented, continued or modified.

“Business Day” means a day other than (i) a Saturday or Sunday or (ii) any day on which banks located in New York, New York, U.S.A. are authorized or obligated to close.

“Closing” has the meaning specified in Section 2.2.

“Closing Date” has the meaning specified in Section 2.2.

“Commission” means the United States Securities and Exchange Commission.

“Company” has the meaning specified in the introductory paragraph.

“Company Entities” and each a “Company Entity” means the Company and each of the Company’s Subsidiaries, other than those Subsidiaries which, individually, would not constitute a “significant subsidiary” as defined in Regulation S-X.

“Company SEC Documents” has the meaning specified in Section 3.7.

“Common Stock” means the Common Stock, par value $0.01 per share, of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Governmental Authority” means, with respect to a particular Person, any country, state, county, city and political subdivision in which such Person or such Person’s Property is located or that exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authority that exercises valid jurisdiction over any such Person or such Person’s Property. Unless otherwise specified, all references to Governmental Authority herein with respect to the Company mean a Governmental Authority having jurisdiction over the Company, its Subsidiaries or any of their respective Properties.

“Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation.

“Lien” means any mortgage, claim, encumbrance, pledge, lien (statutory or otherwise), security agreement, conditional sale or trust receipt or a lease, consignment or bailment, preference or priority or other encumbrance upon or with respect to any property of any kind; provided, however, that any charter or services contracts to which the Company’s vessels are subject shall not be deemed Liens.

“MoA” has the meaning set forth in the recitals to this Agreement.

“Material Adverse Effect” has the meaning specified in Section 3.3.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other form of entity.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Purchased Shares” has the meaning specified in the recitals hereto.

“Purchaser” and “Purchaser” have the meanings specified in the introductory paragraph.

“register” “registered” or “registration” have the meanings specified in Section 6.1(a).

“Registration Statement” has the meaning specified in Section 6.1(b).

“Representatives” of any Person means the Affiliates, officers, directors, managers and employees of such Person.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Series C Preferred Stock” has the meaning specified in the recitals hereto.

“Share Consideration” has the meaning specified in Section 2.1(b).

“Subsidiary” means, as to any Person, any corporation or other entity of which: (i) such Person or a Subsidiary of such Person is a general partner or manager; (ii) at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries; or (iii) any corporation or other entity as to which such Person consolidates for accounting purposes.

“Vessel” has the meaning set forth in the recitals to this Agreement.

ARTICLE II

AGREEMENT TO SELL AND PURCHASE

Section 2.1 Sale and Purchase.

(a) Subject to the terms and conditions hereof, the Company hereby agrees to issue and sell to the Purchaser, and the Purchaser hereby agrees to purchase from the Company, the Purchased Shares, and the Purchaser agrees to pay the Company the Share Consideration for the Purchased Shares as set forth in paragraph (b) below.

(b) The Purchased Shares are being issued and sold by the Company to the Purchaser as partial consideration for the sale by an affiliate of the Purchaser to Blue Odyssey International Inc., a Marshall Islands corporation and wholly-owned subsidiary of the Company, of the Vessel (the “Share Consideration”).

Section 2.2 Closing. Subject to the terms and conditions hereof, the consummation of the purchase and sale of the Purchased Shares hereunder (the “Closing”) shall take place at 9:00 am, Eastern Time, on the first Business Day following the satisfaction of the conditions set forth in Section 2.3(c) hereof, or on such other date and at such location as mutually agreed by the parties (the “Closing Date”).

Section 2.3 Mutual Conditions. The respective obligations of each party to consummate the purchase and issuance and sale of the Purchased Shares shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

(a) No Law shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority of competent jurisdiction that temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal;

(b) There shall not be pending any suit, action or proceeding by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement or the MoA; and

(c) Delivery of the Vessel subject to the MoA to the Subsidiary of the Company shall have occurred.

Section 2.4 The Purchaser’s Conditions. The obligation of the Purchaser to consummate the purchase of the Purchased Shares shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the Purchaser in writing, in whole or in part, to the extent permitted by applicable Law):

(a) The Company shall have performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by the Company on or prior to the Closing Date;

(b) (i) The representations and warranties of the Company contained in this Agreement that are qualified by materiality or a Material Adverse Effect shall be true and correct when made and as of the Closing Date as if made on and as of the Closing Date (except that any such representations and warranties made as of a specific date shall be required to be true and correct as of such date only) and (ii) all other representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects when made and as of the Closing Date as if made on and as of the Closing Date (except that any such representations and warranties made as of a specific date shall be required to be true and correct in all material respects as of such date only); and

(c) The Company shall have delivered, or caused to be delivered, to the Purchaser at the Closing, the Company’s closing deliveries described in Section 2.6.

Section 2.5 The Company’s Conditions. The obligation of the Company to consummate the sale of the Purchased Shares to a Purchaser shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions with respect to the Purchaser (any or all of which may be waived by the Company in writing, in whole or in part, to the extent permitted by applicable Law):

(a) (i) The representations and warranties of the Purchaser contained in this Agreement that are qualified by materiality shall be true and correct when made and as of the Closing Date (except that any such representations and warranties made as of a specific date shall be required to be true and correct as of such date only) and (ii) all other representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects when made and as of the Closing Date (except that any such representations of the Purchaser made as of a specific date shall be required to be true and correct in all material respects as of such date only); and

(b) The Purchaser shall have delivered, or caused to be delivered, to the Company at the Closing the Purchaser’s closing deliveries described in Section 2.7;

By acceptance of the applicable Purchased Shares, the Purchaser shall be deemed to have represented to the Company that the Purchaser has performed and complied in all material respects with the covenants and agreements contained in this Agreement that are required to be performed and complied with by it on or prior to the Closing Date; and the representations and warranties of the Purchaser contained in this Agreement that are qualified by materiality are true and correct as of the Closing Date (except that any such representations and warranties made as of a specific date shall be required to be true and correct as of such date only) and all other representations and warranties of the Purchaser are true and correct in all material respects as of the Closing Date (except that any such representations and warranties made as of a specific date shall be required to be true and correct in all material respects as of such date only).

Section 2.6 Company Deliveries. At the Closing, subject to the terms and conditions hereof, the Company will deliver, or cause to be delivered, to the Purchaser:

(a) Share Certificates or book-entry credits, in each case with restrictive legends stating that the shares represented thereby have not been registered under the Securities Act and may not be offered for sale, sold, transferred or assigned absent registration under the Securities Act or the availability of an exemption from the registration requirements thereunder, evidencing the Purchased Shares being purchased by the Purchaser at the Closing;

(b) A copy of the Statement of Designation in the form of Annex A (the “Statement of Designation”) hereto evidencing that it was filed by the Company with the Registrar of Corporations of the Republic of the Marshall Islands.

Section 2.7 Purchaser Deliveries. At each Closing, subject to the terms and conditions hereof, the Purchaser will deliver, or cause to be delivered, to the Company:

(a) Evidence of the satisfaction of the conditions set forth in Section 2.3(c) hereof; and

(b) An acknowledgment from the Purchaser and delivered to the Company certifying that it has received the Purchased Shares as of such Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser as follows:

Section 3.1 The Company. The Company is validly existing and in good standing under the laws of the Republic of the Marshall Islands, with power and authority (corporate and other) to own its properties and conduct its business as described in the Company SEC Documents and to enter into this Agreement and perform its obligations hereunder.

Section 3.2 Capitalization. The authorized equity capitalization of the Company is as set forth in the Company SEC Documents; as of the date of this Agreement, prior to the issuance and sale of the Purchased Shares, as contemplated hereby, the issued and outstanding shares of capital stock of the Company consist of 228,456,074 shares of Common Stock, 795,878 shares of 8.75% Series A Cumulative Redeemable Perpetual Preferred Stock and 16,000 shares of Series B Preferred Stock, as well as Class A Warrants to purchase up to 43,000 shares of Common Stock at an exercise price of $1.25 per share, Class B Warrants to purchase up to 11,802,000 shares of Common Stock at an exercise price of $1.60 per share, Class C Warrants to purchase up to 78,278,862 shares of Common Stock at an exercise price of $0.55 per share, which expire on May 19, 2027 and Class D Warrants to purchase up to 31,150,000 shares of Common Stock at an exercise price of $0.80 per share, which expire on June 15, 2027 and underwriters warrants to purchase up to 552,000 shares of Common Stock at an exercise price of $1.375 per share, 1,724,998 shares of Common Stock at an exercise price of $2.00 per share, and 2,090,909 shares of common stock at an exercise price of $0.6875 per share. The Common Stock and Series A Preferred Stock are listed on the Nasdaq Capital Market, and the Company has not received any notice of delisting other than as disclosed in the Company SEC documents.

Section 3.3 No Conflict. None of (i) the offering, issuance and sale by the Company of the Purchased Shares or the shares of Common Stock or Series C Preferred Stock issuable pursuant to the terms of the Purchased Shares, (ii) the execution, delivery and performance of this Agreement by the Company, or (iii) the consummation of the transactions contemplated hereby conflicts or will conflict with, or results or will result in a breach or violation of or imposition of any Lien upon any Property or assets of the Company Entities pursuant to, (A) the formation or governing documents of any of the Company Entities, (B) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which any of the Company Entities is a party, by which any of them is bound or to which any of their respective Properties or assets is subject, or (C) any Law applicable to any of the Company Entities or injunction of any court or governmental agency or body to which any of the Company Entities of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over any of the Company Entities or any of their Properties, except in the case of clauses (B) and (C) for such conflict, breach, violation or default that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), results of operations, business, properties, management, consolidated financial position, stockholders’ equity or prospects of the Company and its subsidiaries taken as a whole or the ability of the Company to consummate the transactions contemplated by this Agreement on a timely basis (except, in each case, to the extent any such material adverse effect after the date hereof results from, arises out of or relates to: (A) the announcement of the transactions contemplated by this Agreement or the satisfaction of the obligations set forth herein, (B) a general deterioration in the economy or changes in the general state of the industries in which the Company Entities operate, except to the extent that the Company Entities, taken as a whole, are adversely affected in a disproportionate manner as compared to other industry participants, (C) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism, or (D) changes in accounting principles or regulations imposed upon the Company Entities or their businesses applicable generally or to such industries) (“Material Adverse Effect”).

Section 3.4 No Consents. Except as already obtained, no material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any federal, state, local or foreign governmental authority is required in connection with the Company’s execution, delivery and performance of this Agreement or its consummation of the transactions contemplated by this Agreement other than in connection with the listing of the shares of Common Stock issuable upon conversion of the Purchased Shares (the “Conversion Shares”) on the Nasdaq Capital Market and the registration of the Conversion Shares in accordance with Article VI hereof.

Section 3.5 Due Authorization. This Agreement has been duly authorized and has been validly executed and delivered by the Company, and constitutes the legal, valid and binding obligations of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and by general principles of equity, including principles of commercial reasonableness, fair dealing and good faith.

Section 3.6 Valid Issuance; No Options or Preemptive Rights. The Purchased Shares to be issued and sold by the Company to the Purchaser hereunder have been duly authorized and, when issued and delivered against payment therefor pursuant to this Agreement, will be validly issued, fully paid and non-assessable. The holders of outstanding capital stock of the Company are not entitled to statutory, preemptive or other similar contractual rights to subscribe for Series C Preferred Stock, Common Shares or other securities; and no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, securities of the Company or equity interests in the Company are outstanding except as described in the Company SEC Documents.

Section 3.7 Periodic Reports. The Company’s most recently filed Annual Report on Form 20-F and the Forms 6-K filed with the Commission since January 1, 2022 (collectively, the “Company SEC Documents”), including, without limitation, any audited or unaudited financial statements and any notes thereto or schedules included therein, at the time filed (except to the extent corrected by a subsequent Company SEC Document) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (b) complied in all material respects with the applicable requirements of the Exchange Act, (c) in the case of the financial statements, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (d) in the case of the financial statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, for the absence of certain footnote disclosure and normal, recurring year-end adjustments or as otherwise permitted by the rules and regulations of the Commission), and (e) fairly present (subject in the case of unaudited statements to normal and recurring audit adjustments) in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. Deloitte Certified Public Accountants S.A. is an independent registered public accounting firm with respect to the Company.

Section 3.8 Litigation. As of the date hereof, there are no legal or governmental proceedings pending to which any Company Entity is a party or to which any Property or asset of any Company Entity is subject that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or which challenges the validity of this Agreement or the right of any Company Entity to enter into this Agreement or to consummate the transactions contemplated by this Agreement and, to the knowledge of the Company, no such proceedings are threatened by Governmental Authorities or others.

Section 3.9 No Material Adverse Change. As of the date hereof, since September 30, 2022, there has been no change, event, occurrence, effect, fact, circumstance or condition that has had or would reasonably be likely to have a Material Adverse Effect.

Section 3.10 Private Placement. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Article IV of this Agreement, no registration under the Securities Act is required for the offer and sale of the Purchased Shares by the Company to the Purchaser hereunder or the issuance of the Conversion Shares in accordance with the terms of the Series C Preferred Stock.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Company that:

Section 4.1 Existence. The Purchaser is duly organized and validly existing and in good standing under the Laws of its jurisdiction of organization, with all requisite power and authority to conduct its business as currently conducted.

Section 4.2 Authorization, Enforceability. The Purchaser has all necessary corporate, limited liability company or partnership power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, and the execution, delivery and performance by the Purchaser of this Agreement has been duly authorized by all necessary action on the part of the Purchaser; and this Agreement constitutes the legal, valid and binding obligations of the Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar laws affecting creditors’ rights generally or by general principles of equity, including principles of commercial reasonableness, fair dealing and good faith.

Section 4.3 No Breach. The execution, delivery and performance of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated by this Agreement will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material agreement to which the Purchaser is a party or by which the Purchaser is bound or to which any of the Property or assets of the Purchaser is subject, (b) conflict with or result in any violation of the provisions of the organizational documents of the Purchaser, or (c) violate any statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over the Purchaser or the property or assets of the Purchaser.

Section 4.4 No Consents. Except as already obtained, no material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any federal, state, local or foreign governmental authority is required in connection with the Purchaser’s execution, delivery and performance of this Agreement or its consummation of the transactions contemplated by this Agreement.

Section 4.5 Information. The Purchaser represents and warrants that the Purchaser: (i) is familiar with the Company and its business prospects and (ii) has had an opportunity to select and consult with such attorneys, business consultants and any other person(s) the Purchaser has wished to confer with. The Purchaser acknowledges that the Company has made available to the Purchaser prior to the signing of this Agreement and sale of the Purchased Shares, the opportunity to ask questions of any person authorized to act on behalf of the Company concerning any aspect of the investment and to obtain any additional information, to the extent the Company possesses such information or can acquire it without unreasonable effort or expense, necessary to verify the accuracy of the information.

Section 4.6 Accredited Investor. The Purchaser is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D under the Securities Act. The Purchaser has substantial knowledge and experience in financial, investment and business matters, and has the requisite knowledge and experience to evaluate the risks and merits of this investment. The decision of the Purchaser to purchase the Purchased Shares has been made by the Purchaser independent of any statements, disclosures or judgments as to the properties, business, prospects or condition (financial or otherwise) of the Company that may have been made or given to the Purchaser. The Purchaser can and will bear the economic risks of the Purchaser’s investment in the Company and is able to hold the Purchased Shares indefinitely without registration and is able to sustain a complete loss if the Purchased Shares become worthless.

Section 4.7 Investment Purpose. The Purchaser is acquiring the Shares for its own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part. The Purchaser has no contract, undertaking, agreement or arrangement with any other person or entity to sell, transfer or pledge any Purchased Shares that the Purchaser is purchasing hereunder, and the Purchaser has no present plans or intentions to enter into any such contract, undertaking, agreement or arrangement.

Section 4.8 No Registration. The Purchaser (i) acknowledges that the Purchased Shares and Conversion Shares have not been registered or qualified for resale under applicable securities laws and are being sold in reliance upon an exemption therefrom, (ii) agrees that the Purchaser may not sell any such Purchased Shares or Conversion Shares except pursuant to such registration or qualification thereunder or an exemption therefrom and (iii) acknowledges that the certificates evidencing the Purchased Shares and Conversion Shares shall bear an appropriate restrictive legend.

ARTICLE V

COVENANTS

Section 5.1 Taking of Necessary Action. Each of the parties hereto shall use its commercially reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable Law and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, the Company and the Purchaser shall use its commercially reasonable efforts to make all filings and obtain all consents of Governmental Authorities that may be necessary or, in the reasonable opinion of the other parties, as the case may be, advisable for the consummation of the transactions contemplated by this Agreement.

Section 5.2 Other Actions. The Company shall, prior to the Closing, file a supplemental listing application with the Nasdaq Stock Market to list the Conversion Shares. The Purchaser agrees solely with the Company that its trading activities, if any, with respect to its Purchased Shares and Conversion Shares will be in compliance with all applicable state and federal securities laws, rules and regulations and the rules and regulations of the Nasdaq Stock Market, and the internal policies of the Company.

Section 5.3 Payment and Expenses. The Company and the Purchaser shall be responsible for their own fees and expenses in connection with the transactions contemplated by this Agreement.

ARTICLE VI

REGISTRATION RIGHTS

Section 6.1 Definitions. For purposes of this Article VI:

(a) The term “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act.

(b) “Registration Statement” means any registration statement of the Company filed under the Securities Act that covers any of the Conversion Shares pursuant to the provisions of this Agreement, including any prospectus, amendments or supplements to such registration statement, post-effective amendments, all documents incorporated by reference in such registration statement.

Section 6.2 Registration of Conversion Shares. No later than 45 days after request by the Purchaser, on up to three (3) occasions, the Company shall prepare and file with the Commission a Registration Statement with respect to the Conversion Shares and use its reasonable efforts to cause such Registration Statement to become effective and keep such Registration Statement effective until such time as all Conversion Shares covered thereby have been sold or disposed of thereunder or sold, transferred or otherwise disposed of by the Purchaser.

Section 6.3 Additional Obligations of the Company. The Company shall, as expeditiously as reasonably possible:

(a) Once declared effective, use its reasonable best efforts to keep the Registration Statement effective at all times for the applicable period specified in Section 6.2 hereof.

(b) Prepare and file with the Commission such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered thereby.

(c) Furnish to the Purchaser such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as the Purchaser may reasonably request in order to facilitate the disposition of the Conversion Shares covered by the Registration Statement.

(d) Use its best efforts to register and qualify the securities covered by such Registration Statement under such other securities or Blue Sky laws of such states or other jurisdictions as shall be reasonably requested by the Purchaser, provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions where it is not so subject.

(e) Notify the Purchaser at any time when a prospectus relating to Conversion Shares covered by such Registration Statement is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and then use its best efforts to promptly correct such statement or omission. Notwithstanding the foregoing and anything to the contrary set forth in this Section 6.3, the Purchaser acknowledges that the Company shall have the right to suspend the use of the prospectus forming a part of a Registration Statement if such offering would interfere with a pending corporate transaction or for other reasons until such time as an amendment to the Registration Statement has been filed by the Company and declared effective by the Commission, or until such time as the Company has filed an appropriate report with the Commission pursuant to the Exchange Act. The Purchaser hereby covenants that it will (a) keep any such notice strictly confidential, and (b) not sell any Conversion Shares pursuant to such prospectus during the period commencing at the time at which the Company gives the Purchaser notice of the suspension of the use of such prospectus and ending at the time the Company gives the Purchaser notice that it may thereafter effect sales pursuant to such prospectus.

Section 6.4 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Article VI with respect to the Conversion Shares that the Purchaser shall furnish to the Company such information regarding itself, the Conversion Shares held by it or issuable to it pursuant to the Purchase Shares, other securities of the Company held by it, and the intended method of disposition of the Conversion Shares as shall be required to effect the registration of the Purchaser’s Conversion Shares and as may be required from time to time to keep such registration current.

Section 6.5 Expenses of Registration. All expenses incurred by or on behalf of the Company in connection with the registration, filing or qualification pursuant to Section 5.2, including, without limitation, all registration, filing and qualification fees, printers’ and accounting fees, and fees and disbursements of counsel for the Company, shall be borne by the Company. In no event shall the Company be obligated to bear any underwriting discounts or commissions or brokerage fees or commissions relating to Conversion Shares or the fees and expenses of counsel to the Purchaser.

Section 6.6 Indemnification. In the event any Conversion Shares are included in a Registration Statement under this Article VI:

(a) To the extent permitted by law, the Company will indemnify and hold harmless the Purchaser and their respective affiliates and their respective directors, officers, general and limited partners, agents and representatives (and the directors, officers, affiliates and controlling persons thereof), and each other person, if any, who controls the Purchaser within the meaning of the Securities Act against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state or foreign law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or any amendments or supplements thereto or (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; and the Company will pay to the Purchaser each affiliate or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 6.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by the Purchaser or controlling person of the Purchaser. Each indemnified party shall furnish such information regarding itself or the claim in question as an indemnifying party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(b) To the extent permitted by law, the Purchaser will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the Registration Statement, each person, if any, who controls the Company within the meaning of the Securities Act, any other holder selling securities in such registration statement and any controlling person of any such other holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by the Purchaser expressly for use in connection with such registration; and the Purchaser will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 6.6(b) in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 6.6(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Purchaser, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this Section 6.6(b) exceed the gross proceeds from the offering received by the Purchaser.

(c) The obligations of the Company and the Purchaser under this Section 6.6 shall survive the completion of any offering of Conversion Shares in a Registration Statement under this Article VI.

Section 6.7 No Assignment of Registration Rights. The rights to cause the Company to register Conversion Shares pursuant to this Article VI may only be assigned by the Purchaser to a transferee or assignee of any Purchased Shares or Conversion Shares if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act.

Section 6.8 Waiver Procedures. The observance by the Company of any provision of this Article VI may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Purchaser.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Interpretation and Survival of Provisions. Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever any party has an obligation under this Agreement, the expense of complying with that obligation shall be an expense of such party unless otherwise specified. Whenever any determination, consent, or approval is to be made or given by the Purchaser, such action shall be in the Purchaser’s sole discretion unless otherwise specified in this Agreement. If any provision in this Agreement is held to be illegal, invalid, not binding, or unenforceable, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, not binding, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions shall remain in full force and effect. This Agreement has been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.

Section 7.2 Survival of Provisions. The representations and warranties set forth in Sections 3.1, 3.2, 3.4, 3.5, 3.10, 4.3, 4.4, 4.5, 4.6, 4.7, and 4.8 hereunder shall survive the execution and delivery of this Agreement indefinitely, and the other representations and warranties set forth herein shall survive for a period of twelve months following the Closing Date regardless of any investigation made by or on behalf of the Company or the Purchaser. The covenants made in this Agreement shall survive the Closing of the transactions contemplated by this Agreement and remain operative and in full force and effect regardless of acceptance of any of the Purchased Shares and payment therefor and repayment or repurchase thereof.

Section 7.3 No Waiver; Modifications in Writing.

(a) Delay. No failure or delay on the part of any party in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

(b) Specific Waiver. Except as otherwise provided herein, no amendment, waiver, consent, modification, or termination of any provision of this Agreement shall be effective unless signed by each of the parties thereto. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Company from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

Section 7.4 Binding Effect; Assignment.

(a) Binding Effect. This Agreement shall be binding upon the Company, the Purchaser, and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

(b) Assignment of Rights. All or any portion of the rights and obligations of the Purchaser under this Agreement may be transferred by the Purchaser to any Affiliate of the Purchaser without the consent of the Company. No portion of the rights and obligations of the Purchaser under this Agreement may be transferred by the Purchaser to a non-Affiliate without the prior written consent of the Company. As a condition to any assignment hereunder, the assignee shall agree in writing to be bound by the provisions of this Agreement. The Company may not transfer any of its rights or obligations under this Agreement to any Person.

Section 7.5 Communications. All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery or personal delivery to the following addresses:

(a)	If to the Purchaser: to the address designated in writing to the Company

(b)	If to the Company:

  Imperial Petroleum Inc.

331 Kifissias Avenue

Erithrea 14561

  Athens, Greece

  Attention: Chief Financial Officer

or to such other address as the Company or the Purchaser may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; at the time of transmittal, if sent via electronic mail; upon actual receipt if sent by certified mail, return receipt requested, or regular mail, if mailed; when receipt acknowledged, if sent via facsimile; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 7.6 Entire Agreement. This Agreement and the other agreements and documents referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto and thereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by the Company or any of its Affiliates or the Purchaser or any of its Affiliates set forth herein. This Agreement and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 7.7 Governing Law. This Agreement will be construed in accordance with and governed by the laws of the State of New York without regard to principles of conflicts laws thereof that would apply the laws of any other jurisdiction.

Section 7.8 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, including facsimile or .pdf format counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 7.9 Termination.

(a) Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time at or prior to the Closing by (i) the written consent of the Purchaser, upon a breach in any material respect by the Company of any covenant or agreement set forth in this Agreement or (ii) written notice by the Company to the Purchaser upon a breach in any material respect by the Purchaser of any covenant or agreement set forth in this Agreement.

(b) Notwithstanding anything herein to the contrary, this Agreement shall automatically terminate at any time at or prior to the Closing if a statute, rule, order, decree or regulation shall have been enacted or promulgated, or if any action shall have been taken by any Governmental Authority of competent jurisdiction that permanently restrains, permanently precludes, permanently enjoins or otherwise permanently prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal.

(c) In the event of the termination of this Agreement as provided in this Section 7.9, (1) this Agreement shall forthwith become null and void, and (2) there shall be no liability on the part of any Party hereto, except as set forth in Section 5.3 of this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

IMPERIAL PETROLEUM INC.

By:	/s/ Ifigeneia Sakellari
Name: Ifigeneia Sakellari
Title: CFO

[Signature Page to Share Purchase Agreement]

PURCHASER:

FLAWLESS MANAGEMENT INC.

By:	/s/ Harry N. Vafias
Name: Harry N. Vafias
Title: Sole Director

[Signature Page to Share Purchase Agreement]